Exhibit 99.1

Cadrenal Therapeutics Provides Third Quarter 2023 Corporate Update

PONTE VEDRA, Fla., November 9, 2023 -- Cadrenal Therapeutics, Inc., (Nasdaq: CVKD) (“Cadrenal Therapeutics” or the “Company”) a biopharmaceutical company developing tecarfarin, a late-stage novel oral and reversible anticoagulant (blood thinner) designed to prevent heart attacks, strokes and deaths due to blood clots in patients with certain rare medical conditions, today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Recent Highlights

●	Expanded focus for tecarfarin development beyond end-stage kidney disease (ESKD) with atrial fibrillation (AFib), to include patients with implanted medical devices such as left ventricular assist devices (LVADs) for heart diseases as well as for the treatment of patients with antiphospholipid syndrome (APS) who require chronic anticoagulation. These two new potential rare medical conditions represent an addressable market opportunity in excess of $1.5 billion per year in the U.S., bringing the total addressable market for tecarfarin in excess of $2 billion in the U.S. annually.

●	The need for a new Vitamin K Antagonist (VKA) was highlighted at the recent European Society of Cardiology Congress. Tecarfarin is the only known novel VKA in development.

●	Hired consultants to advance the Company’s drug chemistry, manufacturing, and controls (CMC) program, including active pharmaceutical ingredient (API), drug substance, and drug product.

●	Completed a $7.5 million private placement priced at-the-market under Nasdaq rules at a purchase price of $1.75 per common share in July 2023.

●	Q3 2023 operating expenses (excluding non-cash items) totaled $989,000.

●	Cash used in operating activities totaled $628,000 during Q3 2023.

●	As of September 30, 2023, cash balances were $9.1 million.

“Cadrenal has expanded its development efforts for tecarfarin to three key rare medical conditions: ESKD with AFib, LVADs, and APS. In each of these areas, warfarin, the “legacy” Vitamin K antagonist (VKA), has failed to achieve sufficiently reliable anticoagulation and the direct oral anticoagulant (DOAC) class, such as Eliquis, are not prescribed for these rare medical conditions as they are contraindicated or not used. If approved, tecarfarin could fill an important void in the market by providing a VKA blood thinner that has more stable anticoagulation than warfarin due to its metabolism, and therefore decreases the risk of stroke and bleeding. This market void was further highlighted at the recent European Society of Cardiology Congress with the presentation of data from the open-label “FRAIL-AF” trial,” commented Quang Pham, CEO of Cadrenal Therapeutics. Additionally, 2023 Eliquis direct-to-consumer radio advertising specifically mentions the prohibition of Eliquis usage in patients with artificial heart valves and APS.”

Matthew Szot, CFO of Cadrenal Therapeutics, commented, “We continue to be highly efficient in our cash management, having utilized only $628,000 of cash during the most recent quarter. With $9 million of cash on the balance sheet, we believe we have sufficient flexibility to continue to progress our path to initiate a pivotal trial in 2024.”

ABOUT CADRENAL THERAPEUTICS, INC.

Cadrenal Therapeutics is developing tecarfarin, a late-stage novel oral and reversible anticoagulant (blood thinner), to prevent heart attacks, strokes, and deaths due to blood clots in patients with certain rare medical conditions.  Tecarfarin has orphan drug and Fast Track designations for the prevention of systemic thromboembolism (blood clots) of cardiac origin in patients with end-stage kidney disease, or ESKD and AFib. Tecarfarin is specifically designed to leverage a different metabolism pathway than the oldest and most commonly prescribed Vitamin K antagonist (warfarin) used in the prevention of thrombosis. Tecarfarin has been evaluated in eleven (11) human clinical trials and more than 1,000 individuals. In Phase 1, Phase 2, and Phase 2/3 clinical trials, tecarfarin has generally been well-tolerated in both healthy adult subjects and patients with chronic kidney disease. For more information, please visit: www.cadrenal.com.

Safe Harbor Statement

Any statements contained in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the addressable market opportunity for two new potential rare medical conditions being in excess of $1.5 billion per year in the U.S., bringing the total addressable market for tecarfarin in excess of $2 billion in the U.S. annually, tecarfarin filling an important void in the market by providing a VKA blood thinner that has more stable anticoagulation than warfarin due to its metabolism, and therefore decreases the risk of stroke and bleeding, continuing to be highly efficient in the Company’s cash management, and having sufficient flexibility to continue to progress the Company’s path to initiate a pivotal trial in 2024..

The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the ability to advance tecarfarin within patients with implanted medical devices for heart diseases as well as for the treatment of patients with antiphospholipid syndrome who require chronic anticoagulation, the ability to penetrate the U.S. market for patients with LVADs and APS, the ability to advance patient care in cardiovascular diseases and the other risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Cadrenal Therapeutics:
Matthew Szot, CFO
858-337-0766
press@cadrenal.com

Investors:
Lytham Partners, LLC
Robert Blum, Managing Partner
602-889-9700
CVKD@lythampartners.com